Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Phillips 66 and Phillips 66 Company for the registration of Senior Debt Securities and Subordinated Debt Securities of Phillips 66, Senior Debt Securities of Phillips 66 Company, Common Stock, Preferred Stock, Warrants, Depositary Shares, Stock Purchase Contracts, Stock Purchase Units, Guarantees of Senior Debt Securities of Phillips 66 by Phillips 66 Company, and Guarantees of the Senior Debt Securities of Phillips 66 Company by Phillips 66 and to the incorporation by reference therein of our reports dated February 18, 2022 with respect to the consolidated financial statements of Phillips 66 and the effectiveness of internal control over financial reporting of Phillips 66, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

July 29, 2022